SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


                                _________

                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934

                   Date of Report:  February 15, 1996
                    (Date of earliest event reported)

                     JOHN DEERE CAPITAL CORPORATION
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-6458
                        (Commission File Number)

                               36-2386361
                    (IRS Employer Identification No.)

                                Suite 600
                     First Interstate Bank Building
                           1 East First Street
                           Reno, Nevada 89501
          (Address of principal executive offices and zip code)

                              (702)786-5527
          (Registrant`s telephone number, including area code)
                 _______________________________________

                           Page 1 of 4 pages.
                     The Exhibit Index appears at Page 4

Item 5. Other Information Events.

 The following is disclosed on behalf of the Company's United
States credit
 subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

 "John Deere Capital Corporation's net income was $32.3 million in the first quarter of 1996 compared with $27.4 million in the same period last year. Net income for the quarter was favorably affected by a larger average portfolio financed, slightly offset by lower financing spreads compared with a year ago. The average balance of credit receivables and leases financed was 19 percent higher in the first quarter of 1996 compared with the same period last year.

 Credit receivable and lease acquisitions increased 25 percent during the first quarter. Acquisitions of John Deere equipment notes were 15 percent higher in the current quarter, primarily due to increased retail sales of John
Deere equipment.
 Acquisitions of retail notes, revolving charge accounts, leases and wholesale receivables all increased during the quarter compared with last year. Retail notes acquired during the quarter totaled $834 million, a 19 percent increase over first quarter 1995 acquisitions.

 Net receivables and leases financed by John Deere Capital
Corporation were
 $5.005 billion at January 31, 1996 compared with $4.208 billion one year ago. The increase resulted from credit acquisitions exceeding collections during the last 12 months, partially offset by retail note sales during the same period. Net credit receivables and leases administered, which include receivables previously securitized and sold, totaled $5.969 billion at January 31, 1996 compared with
 $5.195 billion at January 31, 1995."


 Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.


 (c)    Exhibits


    (99)    Press release and additional information of Deere &
Company



Signature

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant
 has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                             JOHN DEERE CAPITAL CORPORATION



                              By  /s/ Frank S. Cottrell
                                 Frank S. Cottrell, Secretary

 Dated:  February 15, 1996

                              EXHIBIT INDEX


                                                  Sequential
 Number and Description of Exhibit                         Page
Number


 99.    Press release and additional information of

    Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated February 15, 1996, file number 1-4121).